UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 16, 2007

Semtech Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road
Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director.

The Company has received a letter dated April 16, 2007 from John D. Poe stating that pursuant to his letter of October 20, 2006, he was submitting his retirement from the Company’s Board of Directors, effective immediately.

As disclosed in the Company’s Current Report on Form 8-K filed October 25, 2006, Mr. Poe’s October 20, 2006 letter stated his intent to resign as a Director effective as of the first date, subsequent to the filing of the previously announced Restatement of Semtech’s historical financial statements, on which the Company regains compliance with Nasdaq continued listing standards and the window for trading by officers and directors of the Company is reasonably expected to be open for a period of at least 30 days.

(e) Compensatory Arrangements of Certain Officers.

At a meeting on April 16, 2007, the Compensation Committee of the Board of Directors authorized payment of bonuses for efforts during fiscal year 2007 to the following persons who were named in the Summary Compensation Table of Company's 2006 Proxy Statement ("Named Executive Officers"):

Paul D. Peterson, former Vice President Sales and Marketing	$ 82,800
Jeffrey T. Pohlman, Vice President Protection Products	$141,500
J. Michael Wilson, Vice President Power Management Products	$ 61,500

The awards to these Named Executive Officers were made under the Company’s Bonus Plan, which may be found at Exhibit 10.1 of the Current Report on Form 8-K filed November 28, 2006. Also see the Form 8-K filed January 31, 2007 with respect to Mr. Peterson.

Item 8.01 Other Events.

The Company’s Annual Report on Form 10-K for fiscal year 2007 reported the pending sale of a parcel of real estate in San Diego, California. The sale was completed on April 17, 2007, with the Company receiving cash proceeds, net of commissions and certain sales costs, of approximately $9 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2007	SEMTECH CORPORATION

By: /s/ Emeka Chukwu
Emeka Chukwu
Chief Financial Officer

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